Exhibit 99.1

Date: 13 May 2005

Release Number: 2005 - 21

Intelsat Reports 2005 First Quarter Results

First Quarter Revenues Up 25% on North American Video, Government and Managed Services Contributions

Pembroke, Bermuda, May 13, 2005 - Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today reported results for the quarter ended March 31, 2005.

On January 28, 2005, Intelsat, Ltd. was acquired (the “Acquisition”) by Intelsat Holdings, Ltd., a Bermuda company formed at the direction of funds advised by or associated with certain private equity firms. For comparative purposes, when we refer in this press release to our results for the first quarter of 2005 or the quarter ended March 31, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through March 31, 2005.

Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the Company, reported revenue of $293.2 million and a net loss of $151.7 million for the quarter ended March 31, 2005. Results included a net non-cash impairment charge of $69.2 million related to the previously reported IS-804 satellite failure. The Company also reported EBITDA, or earnings before interest, taxes and depreciation and amortization, of $71.4 million for the quarter, which included the effect of the IS-804 satellite impairment charge, charges of $59.7 million associated with the Acquisition, and a one-time $9.9 million net benefit from the payment of the Company’s claims in connection with the MCI WorldCom bankruptcy. (In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, EBITDA margins, covenant EBITDA and free cash flow from operations figures in this release are non-GAAP financial measures. Please see the financial summary below for information reconciling non-GAAP financial measures to the most directly comparable GAAP financial measures.)

The Company also reports “covenant EBITDA,” a term based on Consolidated EBITDA, as defined in the covenants to the Company’s credit agreement dated January 28, 2005, which is a pro forma presentation of EBITDA reported as if the Company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The measure also adjusts for certain operating expense items. Using the methodology prescribed in the Company’s credit agreement to calculate covenant EBITDA, the Company reported approximately $205.7 million of covenant EBITDA for the quarter ended March 31, 2005, compared with covenant EBITDA of $199.9 million for the quarter ended March 31, 2004 and compared with covenant EBITDA of $196.0 million for the quarter ended December 31, 2004.

Intelsat generated strong free cash flow from operations of $99.7 million for the first quarter of 2005. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and a payment for a deposit on a future satellite.

Intelsat, Ltd.

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda  www.intelsat.com  T +1 441-294-1650  F +1 441-292-8300

“Intelsat is executing strategically and operationally and has delivered solid year-over-year revenue growth, driven by our Intelsat Americas acquisition, our Intelsat General government business, and GlobalConnexSM, our portfolio of managed services, which is our fastest-growing offering,” said Intelsat Chief Executive Officer, David McGlade, who officially assumed his new role on April 1. “I’m enthusiastic about taking the reins of a global leader in satellite communications services that has global scale, great assets and people, strong financial sponsorship, and the right forward strategy to perform. Our team continues to play to its strengths in growth areas like North American video, government and managed services, while driving the business toward better efficiency and maintaining strong free cash flows.”

Business Highlights

Intelsat’s 2005 first quarter results featured solid business momentum in key growth areas. The Company added to its strong presence in the distribution of foreign language cable programming in North America through deals with Genesis Networks and Firestone Communications, while also profiling its ability to deliver high definition programming through its carriage of CBS’s coverage of the NCAA men’s basketball tournament. Meanwhile, the newly constituted Intelsat General Corporation, which consists of the previously existing Intelsat Government Solutions Corporation and the COMSAT General business acquired by Intelsat in the fourth quarter of 2004, signed several key new contracts and renewals with U.S. government customers. In its Data, Carrier and Internet sector, the Company announced a new four-year cellular backhaul contract with PT Indosat of Indonesia and commenced its recently signed contract renewal with leading VSAT services provider, Hughes Network Systems. Also during the quarter, the Company completed its integration of the Intelsat Americas fleet ahead of schedule.

Subsequent to the closing of the Acquisition, on April 15, 2005, the U.S. Federal Communications Commission (FCC) announced that it has found Intelsat to be in compliance with all of the privatization requirements of the ORBIT Act. The FCC found that Intelsat has substantially diluted the ownership of its former signatories and thus, the FCC determined, Intelsat may now provide direct-to-home, direct broadcast satellite, Ka- and V-band satellite services, among others.

Financial Results for the Quarter Ended March 31, 2005

Intelsat’s results for the quarter ended March 31, 2005 compared with the corresponding prior-year period included higher lease services revenue attributable to the Intelsat AmericasTM satellites and revenue from the newly constituted Intelsat General Corporation, as well as higher managed services revenue. Several generally non-recurring items affected the reported EBITDA and net loss figures, including:

•	a non-cash impairment charge of $69.2 million to write off the book value of the IS-804 satellite;

•	$59.7 million of charges associated with the Acquisition; and

•	a $9.9 million net benefit from the payment of the Company’s claims in connection with the MCI WorldCom bankruptcy, approximately $2.7 million of which was recognized as revenue, $6.7 million as a reduction in bad debt expense, and $0.5 million as other income.

In accordance with purchase accounting guidelines, the Company valued its assets and liabilities to reflect their fair market values as of the closing of the Acquisition. As a result of the increase in the value of depreciable assets, the Company recorded an additional $17.3 million of depreciation expense in the first quarter. Additionally, this valuation resulted in a reduction of the book value of the Company’s total debt by approximately $200 million, resulting in non-cash incremental interest expense of $3.9 million in the first quarter as this reduction is accreted back to principal.

Total revenue increased $59.3 million, or 25 percent, to $293.2 million for the quarter ended March 31, 2005 from $233.9 million for the quarter ended March 31, 2004. The increase compared to the 2004 first quarter was primarily attributable to a net increase in lease services revenue of $41.7 million, which resulted from the contributions of the Intelsat Americas satellites, the acquisition of which was completed in March 2004, and the first full quarter of results from the newly constituted Intelsat General Corporation. Channel services revenue declined by $9.1 million to $60.3 million, reflecting recent business trends in this area as well as the impact of the IS-804 satellite failure. This decline was offset by an increase of $9.6 million in revenue from managed services, which totaled $24.6 million for the quarter. Other revenues, primarily from mobile satellite services (MSS) acquired as part of the COMSAT General acquisition in October 2004 and now provided by Intelsat General, totaled $18.1 million. MSS services were not provided in the prior-year period.

Total operating expenses for the quarter ended March 31, 2005 were $357.3 million, including the $69.2 million non-cash impairment charge, representing a 109 percent increase from the $170.8 million reported for the quarter ended March 31, 2004. Depreciation and amortization expense increased $31.3 million to $135.1 million for the quarter ended March 31, 2005, primarily due to three factors: an upward adjustment of $17.3 million to reflect the application of purchase accounting treatment, offset in part by a $3.5 million reduction in depreciation expense owing to the write-off of the IS-804 satellite; a full quarter of depreciation recorded on the Intelsat Americas satellites compared with approximately two weeks in the prior-year period; and depreciation expense related to the IS-10-02 satellite that entered service in August 2004. The remaining $86.0 million of increased operating expenses included $59.7 million of charges associated with the Acquisition, and $28.8 million in incremental operating expenses associated with the first full quarter of Intelsat General activity, among other expense items, partially offset by a $6.7 million reduction in bad debt expense resulting from the payment of our claims in the MCI WorldCom bankruptcy.

Loss from continuing operations and net loss were $151.7 million for the quarter ended March 31, 2005. The first quarter 2005 net loss compares with net income of $16.8 million for the quarter ended March 31, 2004. The Company reported income from continuing operations of $20.6 million for the prior-year period, and a loss from discontinued operations of $3.9 million. The net loss for the 2005 period as compared with the prior year was primarily due to the IS-804 impairment charge, expenses related to the Acquisition, higher operating expenses as explained above, and higher interest expense resulting from recent financings used to fund the Acquisition and to finance the repurchase by Intelsat Holdings, Ltd. of a portion of its preferred shares. These financings included a new $300 million revolving credit facility, a new $350 million term loan facility, and $2.55 billion of floating rate and other senior notes. Intelsat also issued $478.7 million principal amount at maturity of 9.25% discount notes, which yielded approximately $305 million of net proceeds at issuance.

EBITDA decreased $91.5 million, to $71.4 million, or 24 percent of revenue, for the quarter ended March 31, 2005 from $162.9 million, or 70 percent of revenue, for the same period in 2004. The decrease was primarily due to the IS-804 impairment charge and one-time and non-recurring charges as described above. The decrease in EBITDA as a percentage of revenue was also due to the previously-mentioned factors, in addition to the larger impact of managed services and Intelsat General, both of which carry lower EBITDA margins than traditional fixed satellite services.

At March 31, 2005, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $3.8 billion. At December 31, 2004, Intelsat’s backlog was $4.0 billion. The decline in backlog resulted in part from the impact of the IS-804 failure. On February 17, 2005, Intelsat and New Skies Satellites, B.V. agreed to the terms of a revenue sharing arrangement to accommodate certain customers affected by the IS-804 failure who could not be relocated to other Intelsat satellites. Under the terms of the arrangement, affected customers remain under contract with Intelsat, and Intelsat shares in the revenue generated from the services now provided on the NSS-5 satellite. The agreement also gives Intelsat the option to provide reciprocal services to New Skies should it experience an anomaly in a New Skies satellite and seek restoration capacity for its own customers’ services.

Intelsat believes that its global communications network is used to support five principal service applications. Based on Intelsat’s analysis of transmission plans and other information provided by customers, Intelsat estimates that the percentage of consolidated revenue for the quarters ended March 31, 2004 and 2005 generated by the sale of capacity for each service application category was as set forth in the table below. These percentages provide a basic indication of the ultimate end use of Intelsat’s services, but may not fully reflect all of such end uses, because Intelsat does not necessarily know about all end uses of its satellite capacity. Intelsat’s management is currently reviewing the service application category delineations set forth below and may determine in the future to provide such estimated end use information in a different manner or not to provide this information at all.

	Three Months Ended March 31,
(unaudited)	2004	2005
Carrier	37%	27%
Corporate Networks	26%	25%
Video	16%	18%
Government/Military	11%	22%
Internet	10%	8%

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on May 13, 2005 to discuss the Company’s first quarter 2005 financial results. Access to the live conference call will be available via the Internet at the Intelsat web site: www.intelsat.com. A telephone bridge has also been established to accommodate Intelsat’s global investor base. United States-based participants should call (800) 510-9834. Non-U.S. participants should call +1 (617) 614-3669. The participant pass code is 11614293. Participants will have access to a replay of the conference call through May 27, 2005. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 14103524.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 220 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe. For more information, visit www.intelsat.com.

Contact:

Investor Relations and Financial Media:

Noah Asher

Senior Vice President, Finance

202-944-7328

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s backlog. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “plan,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; inadequate supply of available Intelsat capacity; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2004 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Three Months Ended March 31, 2004	January 1 to January 31, 2005	February 1 to March 31, 2005	Three Months Ended March 31, 2005
Revenue	$233,913	$97,917	$195,257	293,174
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	33,467	26,939	43,837	70,776
Selling, general and administrative	33,051	55,443	26,481	81,924
Depreciation and amortization	103,886	39,184	95,953	135,137
Impairment of asset value	—	69,227	—	69,227
Restructuring costs	424	263	—	263

Total operating expenses	170,828	191,056	166,271	357,327

Operating (loss) income from continuing operations	63,085	(93,139)	28,986	(64,153)
Interest expense	40,217	13,241	67,964	81,205
Interest income	2,464	191	1,092	1,283
Other income (expense), net	(212)	863	(453)	410

Income (loss) from continuing operations before income taxes	25,120	(105,326)	(38,339)	(143,665)
Provision for income taxes	4,513	4,400	3,586	7,986

Income (loss) from continuing operations	20,607	(109,726)	(41,925)	(151,651)
Loss from discontinued operations, net of minority interest	(3,852)	—	—	—

Net income (loss)	$16,755	$(109,726)	$(41,925)	$(151,651)

INTELSAT, LTD.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(UNAUDITED)

	Three Months Ended March 31,
	2004	2005
	($ in thousands)
Net income (loss)	$16,755	$(151,651)
Add:
Interest expense	40,217	81,205
Provision for income taxes	4,513	7,986
Depreciation and amortization	103,886	135,137
Subtract: Interest income	2,464	1,283

EBITDA	$162,907	$71,394

EBITDA margin	70%	24%

Note:

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA to enhance your understanding of its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF EBITDA TO COVENANT EBITDA

(UNAUDITED)

	Three Months Ended March 31,
	2004	2005
	($ in thousands)
EBITDA	$162,907	$71,394
Add (Subtract):
Loral pro forma	22,027	—
COMSAT General pro forma	6,150	—
Compensation & benefit adjustments	2,323	11,792
Restructuring costs	424	263
Transaction - related expenses	—	48,979
Equity investment losses	1,114	1,631
Satellite impairment charge	—	69,227
Loss from discontinued operations	3,852	—
Non-recurring and unusual gains/losses	1,145	2,944
Non-cash income	—	(574)

Covenant EBITDA	$199,942	$205,656

Note:

Intelsat calculates a measure of EBITDA, called “covenant EBITDA,” based on the term Consolidated EBITDA, as defined in the covenants of its credit agreement dated January 28, 2005. Covenant EBITDA consists of EBITDA as adjusted to exclude certain unusual items and other adjustments permitted in calculating covenant compliance under our credit agreement. Covenant EBITDA is presented on a pro forma basis, as if the Company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The measure also adjusts for certain operating expense items. We present covenant EBITDA because it is used to test the permissibility of certain types of transactions in the covenants related to our credit agreement; similar provisions are also used to test the permissibility of transactions in the covenants related to our senior notes and senior discount notes. However, covenant EBITDA is not a measure of financial performance under GAAP, and our covenant EBITDA may not be comparable to similarly titled measures of other companies. You should not consider covenant EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except share and per share amounts)

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of March 31, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,320	$299,667
Receivables, net of allowance of $35,343 and $28,410, respectively	228,294	261,146
Insurance receivable	58,320	—
Deferred income taxes	12,854	10,581

Total current assets	440,788	571,394
Satellites and other property and equipment, net	3,637,357	3,584,954
Amortizable intangible assets, net	104,612	531,838
Non-amortizable intangible assets	255,002	560,000
Goodwill	130,829	122,653
Investment in affiliate	52,246	50,615
Other assets	173,422	202,144

Total assets	$4,794,256	$5,623,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$200,000	—
Accounts payable and accrued liabilities	246,474	307,544
Deferred satellite performance incentives	7,968	7,919
Deferred revenue	39,566	34,239
Capital lease obligations	5,569	5,657

Total current liabilities	499,577	355,359
Long-term debt, net of current portion	1,742,566	4,759,451
Deferred satellite performance incentives, net of current portion	48,806	43,471
Deferred revenue, net of current portion	123,992	173,071
Accrued retirement benefits	56,016	107,328
Other long-term liabilities	17,478	19,300

Total long-term liabilities	2,488,435	5,457,980

Commitments and contingencies
Shareholders’ equity
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 167,261,024 shares issued and 160,382,120 shares outstanding as of December 31, 2004.	500,000	—
Common stock, $1.00 par value, 12,000 shares authorized, issued and outstanding	—	12
Contributed capital	—	207,697
Paid-in capital	1,301,886	—
Retained earnings (deficit)	610,520	(41,925)
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(1,367)	—
Unrealized gain on available-for-sale securities, net of tax	1,600	(166)
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	—

Total shareholders’ equity	2,305,821	165,618

Total liabilities and shareholders’ equity	$4,794,256	$5,623,598

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Three Months Ended March 31, 2004	January 1 to January 31, 2005	February 1 to March 31, 2005	Three Months Ended March 31, 2005
Cash flows from operating activities:
Net income (loss)	$16,755	$(109,726)	$(41,925)	$(151,651)
Loss from discontinued operations, net of minority interest	3,852	—	—	—

Income from continuing operations	$20,607	$(109,726)	$(41,925)	$(151,651)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	103,886	39,184	95,953	135,137
Impairment charge for IS-804 satellite	—	69,227	—	69,227
Provision for doubtful accounts	3,265	(5,799)	(264)	(6,063)
Foreign currency transaction loss	410	75	46	121
Deferred income taxes	—	2,375	—	2,375
Amortization of bond discount and issuance costs	1,492	430	9,879	10,309
Equity in losses of affiliate	1,114	402	1,229	1,631
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(20,947)	(32,168)	(5,132)	(37,300)
Other assets	1,625	3,194	217	3,411
Accounts payable and accrued liabilities	10,163	49,932	36,552	86,484
Deferred revenue	(7,761)	(2,388)	(4,072)	(6,460)
Accrued retirement benefits	2,379	(27)	1,914	1,887
Other long-term liabilities	—	(3,327)	150	(3,177)

Net cash provided by operating activities	116,233	11,384	94,547	105,931

Cash flows from investing activities:
Payments for satellites and other property and equipment	(82,950)	(953)	(5,255)	(6,208)
Payments for future satellite	(50,000)	—	—	—
Increase in restricted cash	700,000	—	—	—
Proceeds from insurance receivable	—	38,561	19,759	58,320
Payments for asset acquisitions	(961,063)	—	—	—
Other	(371)	—	—	—

Net cash used in investing activities	(394,384)	37,608	14,504	52,112

Cash flows from financing activities:
Repayment of long-term debt	(200,000)	—	(200,875)	(200,875)
Proceeds from bond issuance	—	—	305,348	305,348
Proceeds from credit facility borrowings	200,000	—	200,000	200,000
Debt issuance costs	(4,000)	—	—	—
Principal payments on deferred satellite performance incentives	(1,256)	(475)	(771)	(1,246)
Principal payments on capital lease obligations	(1,747)	—	(1,809)	(1,809)
Dividends to shareholders	—	—	(305,913)	(305,913)

Net cash provided by (used in) financing activities	(7,003)	(475)	(4,020)	(4,495)

Effect of exchange rate changes on cash	(410)	(75)	(46)	(121)
Effect of discontinued operations on cash	(20,559)	—	—	—

Net change in cash and cash equivalents	(306,123)	48,442	104,985	$153,427

Cash and cash equivalents, beginning of period	576,793	141,320	194,682

Cash and cash equivalents, end of period	$270,670	$189,762	$299,667

Note: The increase in the cash between the predecessor entity ending balance and the successor entity opening balance is due to excess financing proceeds raised by one of the amalgamated entities that were not distributed up to Intelsat Holdings, Ltd.

INTELSAT, LTD. AND SUBSIDIARIES

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

FROM OPERATIONS

	Three Months Ended March 31,
	2004	2005
	($ in thousands)
Net cash provided by operating activities	$116,223	$105,931
Payments for satellites and other property and equipment	(82,950)	(6,208)
Payment for deposit on future satellite	(50,000)	—

Free cash flow from operations	$(16,727)	$99,723

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and payment for deposit on future satellite. Free cash flow from operations is not a measure of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts, investors and other readers of financial information in assessing performance. Free cash flow from operations does not give effect to cash used in connection with investing activities, cash used for debt service requirements or other uses of cash in respect of financing activities, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations as presented herein may not be comparable to similarly titled measures of other companies.

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